EXHIBIT 10.31

AMENDED TECHNOLOGY LICENSE AND JOINT DEVELOPMENT AGREEMENT

This Amended Technology License and Joint Development Agreement is made among CTB Licensing, LLC (herein called “CTBL”), Biomass North America, LLC (“Biomass North America”) and Anthony P. Noll (herein called “Noll” and collectively with Biomass North America, the “Licensors”), effective the 1st day of November, 2013 (the “Effective Date”).

CTBL was assigned this License Agreement through a January 8, 2010 Assignment from Biomass North America Licensing, Inc and CTBL. CTBL is a Missouri limited liability company and wholly-owned subsidiary of CleanTech Biofuels, Inc. (“CTB”).  This Amended Technology License and Joint Development Agreement will replace all prior related written and oral agreements between the parties with respect to the technology outlined herein.

The parties include any affiliate of a party; an “affiliate” is defined as the parent company of a party and any company that is controlled directly or indirectly by that party or its parent company through more than fifty percent (50%) ownership, provided such affiliate agrees to be bound by this agreement.

WHEREAS, Noll has filed those certain patent applications identified as United States Patent Application Serial Nos. 11/296,585 (US Patent 7967877), and 11/296,586 (now abandoned), and 10/713,557 (now abandoned) (the “Noll Patents”) for the use of a pressurized steam vessel operating under lower temperature and pressure conditions as described in the Noll Patents and the Biomass Patent (as defined herein) (the “Technology”) to separate and clean municipal solid waste where the cellulosic material derived from the process is used to produce ethanol and other bio-fuels.

WHEREAS, Noll has filed certain patent applications identified as United States Patent Application Serial No. 11/355,632 (US Patent 7745208), and 12/826,347 (pending), and a Patent Cooperation Treaty Application Serial No.: PCT/US07/61827, and subsequently licensed such patent applications to Biomass North America, LLC. (the “Biomass Patents” and together with the Noll Patents, the “Technology Patents”) to use the Technology for a broad range of uses including the production of energy products; and

WHEREAS, CTBL desires to obtain an exclusive license to use the Technology in North America.

NOW THEREFORE, in consideration of the premises and of the mutual covenants and agreements contained hereinafter, the parties agree as follows:

1. LICENSE TO PRODUCE ETHANOL AND OTHER BIOFUELS.

(a)
Licensors hereby grant to CTBL an exclusive license in North America (as defined herein) to use the Technology as described in the Technology Patents and any modifications, extensions or improvements to the Technology Patents subject to the further conditions set forth in this Agreement.  “North America” includes the United States and Canada.  No other person, including the Licensors, will be entitled to use the Technology for the purposes licensed to CTBL hereunder in North America during the term of this Agreement.  The License includes all know-how, data, designs, and other information developed by Licensors in connection with the Technology, now existing or developed at any time during this Agreement.

(b)	Consideration: In consideration therefore, upon signing this agreement CTBL will deliver to Licensors 4000000 shares of CTB Common Stock.

(c)
Royalty:  In addition to the above consideration, CTBL agrees to pay Licensors a Royalty equal to $2.00 for each ton of municipal solid waste (“MSW”) processed using the Technology.  CTBL will not be required to pay a royalty if the MSW produced using the Technology is used for research or testing purposes.  Within thirty days prior to the first use of the Technology by CTBL whereby a royalty shall be generated, CTBL and Licensors will agree in writing as to a commercially reasonable method for determining the amount of MSW derived using the Technology; provided that if at such time the parties have not made such determination, either party may submit the matter to arbitration in accordance with Paragraph 16 of this Agreement and the determination of the arbitrator in such matter will be final and binding on all parties hereto.  CTBL will retain all records relating to the use of the Technology for the production of MSW for a period of three years.  Licensors are entitled to inspect such records at CTBL’s offices during regular office hours at any time during the term of this Agreement after five days written notice.  If Licensors’ examination reveals a discrepancy of ten percent or more on any payments owed Licensors hereunder and such amount is agreed by the parties to be correct or ultimately determined to be correct by other means, CTBL will be required to pay Licensors the costs of any examination or proceedings necessary to discover and collect such discrepancy.

The Royalty payable hereunder is payable quarterly (based on calendar quarters) and is due and owing within thirty days after the end of each such quarter during the term of this Agreement.  The amount due hereunder shall be paid in cash via wire transfer to the bank account designated by the Licensor.

(d)
Enhancements.  Each party owns any and all improvements to the Technology made at its expense and costs, however, each party agrees to license to the other party any enhancements it makes to the Technology.  (Such enhancements created by Licensors shall be subject to the terms of this Agreement.) Such enhancements will be delivered or disclosed promptly upon their development.

(e)
Term and Termination.  This Agreement will be for the later of a term of twenty one years from the date hereof or the date of expiration of the last of the Technology Patents, including any extensions, modifications or amendments thereto, unless terminated sooner by a party.  Licensors may terminate this Agreement only if CTBL fails to pay the royalty payments due at that time by providing sixty (60) days’ notice and if CTBL fails to cure such breach in the sixty (60) day period after notice.

2. JOINT DEVELOPMENT.  Prior to the date of this Agreement, Noll and/or Biomass North America commenced discussions with Duke Energy, Inc. relating to a project whereby the Technology would be used to generate combustible biomass for the production of electricity on a commercial scale (the “Commercial Development”).  To date no site has been selected for the Commercial Development.  Licensors agree to provide CTBL with any and all contacts, data, correspondence or other information relating to the Commercial Development and work together with CTBL to complete the Commercial Development consistent with the terms of this agreement.

3. EXCLUSIVITY.  Licensors agree that during the term of this Agreement, Licensors will not grant to any third party any licenses to use the Technology, or any portion thereof anywhere in North America.  Notwithstanding anything in this Agreement to the contrary, the parties agree that a company determined by Brian Boomsma will have an exclusive right of first refusal to provide waste hauling and plant management services to CTB for any project using the Technology that is initiated within 100 miles from the City of Chicago, Illinois (the “Reserved Operating Area”), provided such services are offered to CTB on commercially reasonable terms.  CTB is required to notify Brian Boomsma and Biomass North America in writing at least thirty days prior to the time that it intends to solicit any request or enter into any contract for waste hauling or plant management services in the Reserved Operating Area.  If within the thirty days following such notice, Brian Boomsma indicates in writing that his nominee is capable and desires to perform all or part of such services and submits a written agreement to do so at commercially reasonable rates and on commercially reasonable terms given the then-existing market conditions in Chicago, Illinois, CTB will be required to accept such agreements, provided that such nominee performs the services set forth therein in accordance with the terms of such agreements.

4. WARRANTIES.  Licensors own all rights in and to the Technology for the purposes set forth in this Agreement, free of any liens, claims, encumbrances or other restrictions that would impair CTBL’s rights under this Agreement.  To the best of Licensors’ knowledge, the Technology does not infringe the intellectual property rights of any third party.  Licensors represent and warrant that as of the effective date of this Agreement they have received no notice that the Technology infringes any patent, copyright, trade secret or other intellectual property right (collectively “Intellectual Property Rights”) of any third party.  Licensors have full power and authority to grant CTBL the license set forth herein and has obtained the consent of any and all parties required to enter into this Agreement.  Licensors will immediately advise CTBL of any such notice received in the future as it applies to Technology.

5. PATENT PROSECUTION.  Licensors are responsible for all costs associated with pursuing the Technology Patents or prosecuting any parties infringing on the Technology.  Licensor will provide CTBL copies of all correspondence from and to the United States Patent Office, or any other correspondence relating to the Technology Patents, to CTBL within three business days of receipt by Licensors.  Licensors will use all commercially reasonable efforts to obtain a grant of the patent set forth in the Technology Patents from the United States Patent and Trademark Office.  If Licensors fail to diligently prosecute the Technology Patents or to prevent infringement on the Technology Patents, CTBL may do so at its cost and expense after providing Licensors thirty days written notice of its intent to do so and failure of Licensors to comply with its obligations under this Section.  If CTBL incurs expenses prosecuting or protecting the Technology Patents after such notice, such expenses will be deducted from future payments due Licensors hereunder in an amount equal to the expenses incurred by CTBL.

6. CONFIDENTIAL INFORMATION.  The parties will keep confidential any information provided to it by the other party that is proprietary to the other party and marked confidential; provided such information will not be considered proprietary once it is in the public domain by no fault of the other party.  Such confidentiality will be maintained by the other party with the same care that such party would use for its own confidential information, but in any event with reasonable care.

7. COMPLETE AGREEMENT.  This is a complete agreement binding upon the parties, their heirs, successors and assigns.  It may only be modified in writing signed by officers of both parties.  The execution of this Agreement will not invalidate or make void that certain Confidentiality Agreement between the parties dated as of, which remains in effect and applies to the parties during the term of this Agreement.

8. GOVERNING LAW.  This Agreement is governed by the laws of the State of Missouri, excluding its choice-of-law provisions.

9. PUBLIC STATEMENTS.  Either party is free to file with the SEC any document required to be filed there on advice of counsel (redacted in a form advised by counsel).  Other public statements and press releases related to this licensing agreement are subject to approval in advance by both parties; neither party will use the name of the other party without advance approval.

10. INDEPENDENT CONTRACTORS.  The parties are independent contractors, and nothing herein shall be deemed to create any agency, joint venture or partnership relationship between them.  Neither party will have the right to bind the other to any obligation, nor have the right to incur any liability on behalf of the other.

11. FORCE MAJEURE.  Neither party is liable to the other for delay or failure to perform if, and to the extent, such delay or failure to perform is due to causes beyond the reasonable control of the party affected.

12. ASSIGNMENT.  Neither party will assign this Agreement or its rights hereunder without the prior written consent of the other party, except to an affiliate of that party, which consent shall not be unreasonably withheld, conditioned or delayed, except that if CTBL desires to assign this agreement to an entity purchasing substantially all of its assets and the business of CTBL will continue to operate after such acquisition, CTBL is entitled to assign its rights under this Agreement without the consent of Licensors, if at the time of such acquisition all shares issuable to Licensors hereunder have been released to Licensors from escrow.

13. NON-WAIVER.  No course of dealing or failure of either party to enforce strictly any term, right, obligation or provision of this Agreement is construed as a waiver of such provision.

14. SEVERABILITY.  If any provision of this Agreement is held invalid or unenforceable, such provision is deemed deleted from the Agreement and replaced by a valid and enforceable provision that achieves, as much as possible, the same purpose, and the remaining provisions of the Agreement will continue in full force and effect.

15. ARBITRATION.  ANY DISPUTES ARISING UNDER THIS AGREEMENT

ARE SUBJECT TO ARBITRATION CONDUCTED PURSUANT TO THE RULES OF THE AMERICAN ARBITRATION ASSOCIATION.  ANY SUCH ARBITRATION WILL BE HELD IN ST. LOUIS, MISSOURI.  THE PARTIES HERETO SUBMIT TO EXCLUSIVE JURISDICTION IN ST. LOUIS, MISSOURI.  THE DECISION OF THE ARBITRATOR WILL BE FINAL AND ENFORCEABLE IN ANY COURT HAVING JURISDICTION OVER THE PARTY AGAINST WHOM ENFORCEMENT IS SOUGHT.

IN WITNESS WHEREOF, the parties have executed this Agreement as of the date written above.

THIS AGREEMENT CONTAINS A BINDING ARBITRATION PROVISION ENFORCEABLE AGAINST THE PARTIES.

CLEANTECH BIOFUELS LICENSING, LLC.	BIOMASS NORTH AMERICA, LLC
By: Ed Hennessey, Manager	By: Anthony Noll, President